CONTACT:	FOR IMMEDIATE RELEASE
Kevin L. Thompson	October 24, 2024
EVP, Chief Financial Officer
303-365-3813
kthompson@htlf.com

Heartland Financial USA, Inc. (“HTLF”)
Announces Common Stock and Series E Preferred Stock Dividends

DENVER – October 24, 2024

Common Stock Dividend
Heartland Financial USA, Inc. (NASDAQ: HTLF), operating under the brand name HTLF, announced its Board of Directors approved a quarterly cash dividend on common stock of $0.30 per share. The dividend is payable on November 26, 2024, to stockholders of record at the close of business on November 12, 2024.

HTLF has increased or maintained its common stock dividend every quarter for more than 40 years.

Series E Preferred Stock Dividend
The Board of Directors also approved a dividend of $175 for Series E Preferred Stock (NASDAQ: HTLFP), which results in a dividend of $0.4375 per depositary share. The dividend is payable on January 15, 2025, to stockholders of record at the close of business on December 31, 2024.

About HTLF
Heartland Financial USA, Inc., is a Denver, Colorado-based bank holding company operating under the brand name HTLF, with assets of $18.81 billion as of June 30, 2024. HTLF's banks serve customers in the West, Southwest and Midwest regions. HTLF is committed to serving the banking needs of privately owned businesses, their owners, executives and employees. Our core commercial business is supported by a strong retail banking operation, in addition to a diversified line of financial services including treasury management, wealth management and investments. Additional information is available at www.htlf.com.

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